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Exhibit 99.2

CompuCredit Completes Sale of $250 Million of 3.625% Senior Convertible Notes Due 2025

        ATLANTA, GA—May 27, 2005 CompuCredit Corporation (NASDAQ Symbol: CCRT) announced today it has completed the previously announced private placement of its 3.625% senior convertible notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has granted the initial purchasers a 13-day option to purchase up to an additional $50 million aggregate principal amount of the notes.

        During certain periods and subject to certain conditions, the notes will be convertible by holders into cash and, if applicable, shares of the Company's common stock at an initial conversion rate of 23.0309 shares of common stock per $1,000 principal amount of notes, subject to adjustment (equal to an initial conversion price of approximately $43.42 per share of common stock). Upon conversion of the notes, the Company will deliver to holders of the notes cash of up to $1,000 per $1,000 aggregate principal amount of notes and, at its option, either cash or shares in respect of the remainder of the conversion obligation, if any.

        Beginning with the six-month period commencing on May 30, 2012, the Company will pay contingent interest on the notes during a six-month period if the average trading price of the notes is above a specified level. In addition, holders of the notes may require the Company to repurchase the notes on each of May 30, 2012, 2015, and 2020 and upon certain specified events.

        Concurrent with the offering of the notes, the Company repurchased 2,994,000 shares of the Company's common stock for approximately $100 million. Additional net proceeds from the offering will be utilized to fund acquisitions and/or for general corporate and working capital purposes.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

        Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements, including without limitation, whether or not the Company will consummate the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to the Company's most recent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Jay Putnam
CompuCredit Corporation
Phone: (770) 206-6200
Email: Jay.Putnam@compucredit.com

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  Exhibit 99.2